                                                                    EXHIBIT 11.1

Corporate Express, Inc.
Statement Regarding Computation of Net Income Per Share

Primary Earnings Per Share

                                                      Three Months Ended                       Nine Months Ended
                                              -------------------------------------    ----------------------------------
                                                  November 30,         November 25,        November 30,      November 25,
                                                      1996                 1995                1996              1995
                                              -------------------  ----------------    ----------------    --------------
Net income                                    $         7,148      $         10,633    $         29,020    $       23,904
                                              ===============      ================    ================    ==============

Net income per share                          $          0.09      $           0.15    $           0.36    $        0.36
                                              ===============      ================    ================    ==============


Weighted average shares outstanding                    77,553                67,905              75,727            62,917

Common Stock Equivalents:
        Stock options and warrants                      5,169                 4,452               5,731             4,134
                                              ---------------      ----------------    ----------------    --------------

Total weighted average shares outstanding              82,722                72,357              81,458            67,051
                                              ===============      ================    ================    ==============


Fully Diluted Earnings Per Share

Fully diluted earnings per share differs from primary earnings per share by less than 3%.